Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated as of August 29, 2002 (the “Effective Date”) is by and between Closure Medical Corporation, a Delaware corporation (“Company”), and Daniel A. Pelak (“Executive”).

WHEREAS, the Company and Executive desire to enter into an agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment.  The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

1.1    Employment Term.  The term of Executive’s employment (the “Employment Term”) shall commence as of the Effective Date and shall continue until September 15, 2005 (unless earlier terminated in accordance with this Agreement) or extended in accordance with the following sentence. The Employment Term shall automatically be extended for successive one-year terms, subject to the termination provisions hereof, unless either party notifies the other, in writing, at least one hundred and eighty (180) days prior to the end of the then current Employment Term that the Agreement is to be terminated.

1.2    Duties and Responsibilities.

1.2.1    During the Employment Term, Executive shall serve as President and Chief Executive Officer of the Company and shall perform all duties and accept all responsibilities incidental to such position or as otherwise may be reasonably assigned to him by the Company’s Board of Directors (the “Board”). Notwithstanding the above, the parties recognize and agree that Executive will be in a transitional period between the Effective Date and September 16, 2002 during which he will be addressing issues with his prior employer as well as beginning his tenure with the Company.

1.2.2    Executive represents to the Company that he is not subject to, and agrees that he will not hereafter during the Employment Term become subject to, any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction which would prohibit Executive from fully performing his duties and responsibilities hereunder, or which would otherwise in any manner, directly or indirectly, limit or adversely affect the duties and responsibilities which may now or in the future be assigned to Executive by the Board.

1.2.3    Executive’s principal business office will be located in the Raleigh, North Carolina geographic area.

1.2.4    Executive shall serve as a member of the Company’s Executive Committee and the Company shall use its reasonable best efforts to effect Executive’s election to the Company’s Board of Directors promptly following his commencement of employment.

1.3    Extent of Service.  During the Employment Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 1.2.1 hereof and, consistent with the other provisions of this Agreement, to devote his full time, attention and energy thereto during normal business hours. Except as provided in Section 4 hereof, the foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, or serving as a director of any other business, charitable or community entity which would not materially interfere with his ability to discharge his duties and responsibilities to the Company. Exhibit A sets forth all of the entities for which Executive plans to serve as a director beginning in calendar year 2002.

1.4    Base Salary.  For all the services rendered by Executive hereunder, the Company shall pay Executive an annual salary at the rate of $350,000 for each full year of the Employment Term (as such amount may be increased from time to time hereunder, the “Base Salary”) payable in installments at such times as the Company customarily pays its other senior officers. Executive’s Base Salary shall be reviewed by the Compensation Committee (“Committee”) at the end of each calendar year to determine if an increase is appropriate for the next calendar year pursuant to its normal performance review policies for employees, taking into account Executive’s performance and increases in the cost of living. The Company shall be entitled to make proper withholdings from Executive’s Base Salary as required by law.

1.5    Benefits.  During the Employment Term, Executive shall be entitled to participate in all retirement, profit sharing, group insurance, life insurance, long-term disability, medical/dental and other fringe benefit plans (collectively “benefit programs”) that are made available to senior corporate officers of the Company generally. A list of specific benefit programs and terms is attached to this Agreement as Exhibit B. All waiting periods and other eligibility requirements for participation in these benefit programs will be waived to the extent legally permissible. Executive shall also be entitled to four weeks and two days of paid vacation per year, in addition to customary holidays and personal days in accordance with the Company’s normal personnel policies. Accrued and unused vacation may be carried forward into the subsequent year only if approved in writing by the Board or the Committee.

1.6    Incentive Compensation.  With respect to each calendar year during the Employment Term, Executive will have the opportunity to earn an annual bonus in an amount equal to as much as 75% of his Base Salary. For purposes of this Agreement, an annual bonus equal to 75% of Base Salary is defined as the “Target Bonus”. Executive’s annual bonus for the calendar year ending December 31, 2002 will be $100,000, provided that he is employed by the Company as of that date. Beginning with the 2003 calendar year, the specific amount of Executive’s annual bonus will be based on Executive’s performance as evaluated by the Committee in its discretion against performance goals established by the Committee for each calendar year.

1.7    Equity Compensation.  In consideration for Executive’s execution of this Agreement and commencement of employment, the Company has granted to Executive (and the Committee has approved), as of the Effective Date, a nonqualified stock option to purchase 400,000 shares of Common Stock of the Company (the “Initial Stock Option”) pursuant to the Company’s 1996 Equity Compensation Plan (the “Plan”). The Initial Stock Option will have an exercise price equal to the fair market value as defined in the Plan, of one share of Common Stock on the Effective Date, and will vest respect to 25% of the shares subject to the Initial Stock Option on each of the first four anniversary dates of the Effective Date. In addition, upon Executive’s purchasing a home in the Raleigh, North Carolina geographic area, but not earlier than January 1, 2003 or later than October 31, 2004, Executive shall be granted a non-qualified stock option to purchase an additional 200,000 shares of the Company’s Common Stock (the “Second Stock Option”) pursuant to the Plan. The Second Stock Option will have an exercise price equal to the fair market value, as defined in the Plan, of one share of Common stock on the date of grant and will vest respect to 25% of the shares subject to the Second Stock Option on each of the first four anniversary dates of the date of such Option’s grant. At the discretion of the Committee, Executive may receive additional stock option grants on an annual basis in similar amounts and under similar terms as those provided to other peer executives. The Initial Stock Option will be evidenced by a stock option agreement in the form attached hereto as Exhibit B, and the Second Stock Option and any additional stock options will be evidenced by stock option agreements in substantially similar form. Notwithstanding anything herein to the contrary, Executive’s rights and entitlements with respect to such options will be governed by the terms of the stock option agreements and the Plan; provided that in the event of any conflict, the terms of the stock option agreement will control.

1.8    Relocation.  The parties agree that Executive will relocate to the Raleigh, North Carolina geographic area to perform the duties assigned hereunder. The Company shall provide relocation assistance consistent with its normal relocation policies. All relocation expenses must be approved by the Committee or its designee and will be reimbursed so that Executive bears no unreasonable out of pocket expenses. Any approved relocation expenses which are not tax deductible shall be reimbursed in an amount sufficient to compensate

Executive for the amount of tax liability incurred as a result of the reimbursement of such expense. The Company will provide to Executive a furnished two-bedroom apartment (including all fees for utility services) in the Raleigh, North Carolina geographic area until such time as Executive relocates to the Raleigh, North Carolina geographic area or for up to two years, whichever is earlier. Additionally, for this same period, the Company will provide weekly round-trip travel between Raleigh, North Carolina and Wayzata, Minnesota for Executive or his spouse.

1.9    Tender Back.  Executive will forfeit all stock options granted under Section 1.7 above if he does not relocate his primary residence to Raleigh, North Carolina by October 31, 2004. Additionally, Executive will be liable to repay the Company for all temporary living expenses, including expenses for the weekly round-trip travel between Raleigh, North Carolina and Wayzata, Minnesota provided to Executive or his spouse. Executive, however, will not be required to repay the Company for any temporary living expenses, including any travel expenses, if Executive fails to relocate his primary residence to Raleigh, North Carolina because of (a) his death; (b) his disability (within the meaning of Section 7.1); or (c) the Company’s termination of his employment without “cause” as defined in Section 7.3.

1.10    Expenses.  The Company shall reimburse Executive on a timely basis for all ordinary and necessary out-of-pocket business expenses incurred in connection with the discharge of his duties and responsibilities hereunder during the Employment Term in accordance with the Company’s expense approval procedures then in effect and upon presentation to the Company of an itemized account and written proof of such expenses.

1.11    CEO Executive Allowance.  The Company shall pay quarterly Executive an annual amount of $19,000 as an allowance to assist Executive in paying for tax preparation, financial planning, automobile, dues or other similar reasonable expenses associated with the position of Chief Executive Officer.

2.    Confidential Information.  Executive recognizes and acknowledges that by reason of employment by and service to the Company, he has had and will continue to have access to financial, proprietary and other confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, research ideas, methods and results, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates, distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except: (a) as may be required by law with prior notice to the Company or (b) in the course of his employment hereunder and solely in furtherance of the interests of the Company and its affiliates.

3.    Developments.  All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the “Developments”) which Executive, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term or at any time within six (6) months thereafter, shall become and remain the sole and exclusive property of the Company. Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Board. At any time and from time to time, upon the request and at the expense of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.

4.     Non-Competition.

4.1    During the Employment Term and for a period of two years thereafter, Executive will not, without prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any state of the United States, the District of Columbia or any foreign jurisdiction in any business that competes with the business of the Company business as in effect during the last twelve months of Employment Term. It is recognized by Executive that the business of the Company and Executive’s connection therewith is or will be international in scope, and that geographical limitations on this non-competition covenant and the non-solicitation covenant set forth in Section 5 are therefore not appropriate.

4.2    The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

5.     No Solicitation.  Executive agrees that during the Employment Term and for a period of two years thereafter, Executive will not, either directly or indirectly, (i) disrupt or interfere with the Company’s relationship with any person, firm, corporation, or other entity who or which at the time of the termination of Executive’s employment was, or within one year prior thereto had been, a customer of the Company or any of its affiliates; or (ii) solicit the employment of any person who was employed by the Company or any of its affiliates on a full or part-time basis at the time of Executive’s termination of employment, unless such person was involuntarily discharged by the Company or such affiliate.

6.     Equitable Relief.

6.1    Executive acknowledges that the restrictions contained in Sections 2, 3, 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections may result in irreparable injury to the Company and its affiliates (each of which shall be deemed a third party beneficiary of such restriction). Executive represents that his experience and capabilities are such that the restrictions contained in Sections 4 and 5 hereof will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Executive represents and acknowledges that (a) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (b) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

6.2    Executive agrees that each of the Company and its affiliates shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, enjoining any violation of Section 2, 3, 4 or 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any affiliate may be entitled. In the event that any provisions of Section 2, 3, 4 or 5 hereof should ever be adjudicated to exceed time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

6.3    In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the Raleigh, North Carolina geographic area and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a single arbitrator. Any award entered by the arbitrator shall be final, binding, and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall evenly share the fees of the American Arbitration Association and the arbitrator.

6.4    Executive agrees that he will provide, and that the Company may similarly provide, a copy of Sections 2, 3, 4 and 5 of this Agreement to any business or enterprise (i) which he may directly or indirectly own, manage, operate; finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Sections 4 and 5 of this Agreement after expiration of the time periods set forth therein.

7.     Termination.  This Agreement shall terminate prior to the expiration of the Employment Term upon the occurrence of any one of the following events:

7.1    Disability.  The Company may terminate this Agreement if Executive is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months, during which time he shall continue to be compensated as provided in Section 1 hereof except that any compensation due to Executive shall be reduced by the amount of disability income, if any, provided by a Company sponsored disability plan. The Company shall have no further liability or obligation to Executive for compensation or other benefits under this Agreement except as may be provided under any disability benefit plan or other employee benefit plan and program which may be in effect and in which he participated. The right and benefits of employees under any such employee benefit plans and programs will be determined in accordance with the terms and provisions of such plans and programs. Executive agrees, in the event of any dispute under this Section 7.1, to submit to a physical examination by an independent, licensed physician mutually agreeable to the Company and Executive.

7.2    Death.  This Agreement shall terminate if Executive dies during the Employment Term. In such event, the Company shall pay to Executive’s executors, legal representatives or administrators a lump sum amount equal to his then applicable Base Salary plus his Target Bonus (as in effect in the final year of employment) for the remaining term of the Agreement, and, thereafter, the Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him, except as may be provided under any employee benefit plan or compensation program which may be in effect for executives of the Company and in which he participated. The rights and benefits of Executive under any such employee benefit plans and programs will be determined in accordance with the terms and provisions of such plans and programs.

7.3    Cause.  The Company may terminate this Agreement, at any time, for “cause.” For purposes of the Agreement, Executive’s employment may be terminated for “cause” if: (a) he engages gross misconduct, or dishonesty (which in either case results in material harm to the Company); (b) he willfully and materially breaches Sections 2, 3, 4 or 5 of this Agreement; (c) he willfully and continually fails to perform substantially his duties with the Company (other than a failure resulting from Executive’s disability) after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties and provides for a reasonable period of time (but not longer than thirty (30) days) within which Executive may take corrective measures; or (d) he is convicted of a felony or is involved in substance abuse. An act or failure to act will be considered “willful” for purposes this Section 7.3 only if done, or omitted to be done, by Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the written advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company, provided that Executive has not made any material misrepresentations or withheld material relevant information in connection with such resolution or written advice. In any event, Executive shall be given written notice by the Board that the Company intends to terminate Executive’s employment for cause, which written notice shall specify the act or acts on the basis of which the Company intends so to terminate Executive’s employment, and Executive shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts. If the basis of such written notice is an act or acts other than an act or acts described in clause (d) of the first sentence of this Section 7.3, Executive will be given thirty (30) days after such meeting within which to cease or correct the performance (or nonperformance) or to cure the harm giving rise to such written notice and, upon failure of Executive within such period to cease or correct same, Executive’s employment by the Company shall automatically terminate hereunder for cause. If Executive ceases or cures to the satisfaction of the Board of Directors, this Agreement shall continue in accordance with the terms hereof.

7.4    Without Cause.  If the Company terminates this Agreement, at any time during or at the end of the then current Employment Term, without “cause,” the Company will pay Executive on a monthly basis (a) his then applicable Base Salary over the remaining term of the Agreement, or if there are less than eighteen (18) months remaining in the Agreement, for a period of eighteen (18) months after the termination date, whichever is longer (such period being referred to as the “Salary Continuation Period”), plus (b) an amount equal the aggregate Target Bonus that Executive would have earned during the Salary Continuation Period, based on the Target Bonus for the year in which termination occurred and prorated for any partial year during the Salary Continuation Period; provided that Executive (1) executes (and does not revoke) a reasonable and customary release; (2) agrees not to (and does not) engage in competition with the Company during the remaining term of the Agreement; (3) agrees not to (and does not) disparage the Company, its executives or its products during the remaining term of the Agreement. In addition, the Company will continue to provide Executive and, if applicable, his spouse and dependents, with health, dental, short and long-term disability insurance benefits for the Salary Continuation Period at the same cost and on the same basis the Company provided such benefits immediately prior to termination of this Agreement. To the extent permissible under applicable law, Executive’s COBRA continuation period shall begin at the end of the Salary Continuation Period.

7.5    Change in Control Termination.

7.5.1    For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a)    As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, or sale or transfer of assets, any person or group (as such terms are used in and under Section 13(d) of the Exchange Act), but excluding Rolf D. Schmidt and F.W. Schmidt or any entity controlled by either or both of them, becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50.1% of the common stock of the Company or the combined voting power of the Company’s then outstanding securities;

(b)    A liquidation or dissolution of the Company, or a sale (excluding transfers to subsidiaries) of all or substantially all of the Company’s assets occurs; or

(c)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, or at least two-thirds of the directors who were not directors at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or who, in connection with their election or nomination, received the foregoing two-thirds approval.

7.5.2    After the occurrence of a Change in Control, Executive shall be entitled to receive payment and benefits pursuant to this Agreement if, after the occurrence of a Change in Control, his employment with the Company is terminated under any of the following circumstances: (a) the Company terminates Executive’s employment for reasons other than “Cause,” “Disability,” or death; or (b) the Executive terminates his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions: (i) an adverse change in the Executive’s status, title, position or responsibilities from that in effect immediately prior to the Change in Control; (ii) a reduction in the Executive’s salary; (iii) the failure by the Company (or any successor entity) to cover Executive under benefit plans that, in the aggregate, either (a) provide substantially similar benefits to Executive and/or his family and dependents at a substantially similar total cost to Executive as were in effect immediately prior to the Change in Control; or (b) provide benefits to Executive and/or his family and dependents on terms and conditions substantially comparable to those provided to similarly-situated executives by the Company (or any successor) on or after the Change in Control; (iv) the Company’s requiring the Executive to relocate beyond a twenty-five (25) mile radius from Raleigh, North Carolina; (v) any purported termination of Executive’s employment for cause or disability without grounds therefor; (vi) any material breach by the Company of any provision of this Agreement; or (vii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement; or (viii) Executive’s termination of employment with the Company for any reason other than death during the twelfth month following the month during which the Change in Control occurs.

7.5.3    In the event that Executive’s employment with the Company terminates under any of the circumstances described in Section 7.5.2 above, Executive shall be entitled to receive all of the following:

(a)    All accrued base salary and incentive compensation Executive may have earned up to the date of termination;

(b)    A lump sum cash payment equal to three times the sum of (i) Executive’s then current annual base salary and (ii) Executive’s Target Bonus for the year in which the Change in Control occurs.

(c)    The Company shall maintain in full force and effect, for the COBRA health care continuation period under Section 4980B of the Code, all benefit plans and programs in which Executive was entitled to participate immediately prior to the date of termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. Executive’s continued participation in such plans and programs shall be at no greater cost to Executive than the cost he bore for such participation immediately prior to the date of termination. If Executive’s participation in any such plan or program is barred, the Company shall arrange upon comparable terms, and at no greater cost to Executive than the cost he bore for such plans and programs prior to the date of termination, to provide Executive with benefits substantially similar to those which he is entitled to receive under any such plan or program. If the Company maintains a supplemental benefits plan or deferred compensation plan, all benefits will be fully vested and will be paid to Executive immediately upon the date of termination unless Executive elects deferral of such benefits in accordance with the terms of the plan and any applicable laws.

(d)    All stock options with respect to stock of the Company that are held by Executive shall become fully vested as of the date of Executive’s termination (if not already vested and exercisable pursuant to the terms of the applicable plan or option agreement) and Executive shall have two years from the date of termination to exercise said options.

(e)    In the event that Executive seeks benefits under Section 7.5 or 7.6 from the Company (or any successor) and such benefit claim is denied in whole or in part, the Company shall pay to Executive an amount equal to the aggregate of all legal fees and related expenses reasonably incurred by Executive in contesting or disputing such denial. Such payments shall be made within ten (10) business days after delivery of each of his respective requests for payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably request.

7.6    Increase in Payments Upon Change of Control.

  (a)    Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on Executive’s Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b)    All determinations to be made under this Section 7.6 shall be made by a nationally recognized independent public accounting firm mutually acceptable to the Company and Executive (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after Executive’s Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within 10 days after the Accounting Firm’s determination, the Company shall pay the Gross-Up payment to Executive.

(c)    Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order to contest such claim effectively, and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)    If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of subsection (b)) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b), (c) and (d) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b), (c) and (d) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

7.7    Other Terminations.

7.7.1  Executive may terminate this Agreement upon ten (10) days’ prior written notice to the Company if the Company fails to fulfill any of the material terms and provisions hereof including the failure to pay Executive any amounts payable hereunder within ten (10) business days after the same shall be due and payable. In the event of such termination, Executive shall be entitled to receive payment of his Base Salary, Target Bonus and all other benefits and compensation to which he would have been entitled under this Agreement until the end of the Employment Term.

7.7.2  Executive may voluntarily terminate this Agreement upon thirty (30) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to all accrued compensation and a pro rata portion of his Target Bonus for the year in which termination occurs, and any benefits due under any compensation or benefit plan including those listed in Section 1 hereof provided by the Company for officers generally or otherwise.

8.    Working Facilities.  The Executive shall be provided with an office, stenographic and technical help and such other facilities and services as may be suitable to Executive’s position in accordance with manpower plan approved by the Board.

9.    Location.  Executive shall not be required, without his consent, to render services at any place other than the area of Raleigh, North Carolina; however; Executive may be asked to travel in connection with the Company’s business as reasonably appropriate for the performance of his duties.

10.    Professional Dues and Continuing Education.  The Company agrees to reimburse the Executive for reasonable professional dues and continuing education expenses necessary to maintain applicable certifications upon approval by the Board.

11.    Indemnification; Defense Agreement.  The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be a party or in which he may be a witness by reason of his being an officer, director or Executive of the Company or of any subsidiary or affiliate of the Company. In addition, the parties shall be bound by the terms of the Defense Agreement attached hereto as Exhibit D.

12.    Survival.  Notwithstanding the termination of this Agreement, the Company’s obligations under Sections 1.4, 1.5, 1.6, 1.7, 1.8, 6.3, 7 and 11 and Executive’s obligations under Sections 2, 3, 4, 5, 6, and 7 shall survive and remain in full force and effect.

13.    Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of North Carolina without giving effect to any conflict of law provisions.

14.    Notices.  All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or reputable express delivery service, mailed by certified or registered mail, return receipt requested, or sent by fax to the party as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Closure Medical Corporation
5250 Greens Dairy Road
Raleigh, North Carolina 27616
Fax: (919) 876-7874
Attn: Chairman of the Board

If to Executive, to:	Daniel A. Pelak
170 Spur Circle
Wayzata, MN 55391

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

15.    Miscellaneous.

15.1    This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on the Company’s behalf by a duly authorized officer.

15.2    All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, (including without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company’s assets or business or with or into which the Company may be merged, liquidated, consolidated or otherwise combined), except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive.

15.3    If any provision of this Agreement or application thereof to anyone or any circumstances is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or entity or such circumstance in any other jurisdiction or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement are severable.

15.4    No remedy conferred upon the Company or Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company or Executive exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Executive from time to time and as often as may be deemed expedient or necessary by the Company or Executive in its sole discretion.

15.5    All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which shall be original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15.6    If either party should file a lawsuit or commence arbitration against the other to enforce any right such party has hereunder, the prevailing party shall also be entitled to recover a reasonable attorney’s fee and costs of suit in addition to other relief awarded such prevailing party.

15.7    The Company and Executive shall mutually agree on the content of a press release announcing Executive’s employment as the Company’s Chief Executive Officer and the timing of issuing the press release.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CLOSURE MEDICAL CORPORATION

By: /s/ Rolf D. Schmidt
Rolf D. Schmidt, Chairman of the Executive Committee

/s/ Daniel A. Pelak
Daniel A. Pelak